EXHIBIT 99

An Open Letter from the CEO of Restaurant Brands International

March 30, 2020

Like so many others, I have been reflecting on what we have lived through for the past few weeks. We have been faced with dozens of challenges and decisions that we haven’t had to deal with before in our lives or careers. And these are exactly the times when you have to turn to your values to guide you to do the right things.

In early March, just as COVID-19 was beginning to escalate, we decided to postpone our two-day global senior leadership meeting until a later date. We still invited all our senior leaders together on video conference for just one hour to talk about the single most important agenda item that we felt couldn’t wait - the evolution of our six company values. Over the last 10 years, we have rapidly evolved as a company with the acquisition of the Burger King brand in 2010, Tim Hortons in 2014 and Popeyes in 2017. The leadership team we have today is an awesome mix of long-term and new leaders; a group of people with vastly different styles and approaches; but also, a group of people who have spent the last few years working very closely together to shape the company into what we are today.

The evolution of our values couldn’t have come at a better time in our company’s history. These are just three of our values that I have personally relied on to guide the many decisions that we have taken in the past few weeks:

1.
A wide range of voices and perspectives make us stronger. This has proven to be invaluable as we have widened our circle of influencers and brought more diverse voices and perspectives to the table for every tough decision we have made.

2.
Find ways to do things differently to make them better. This crisis has forced all of us to be innovative and creative in solving problems quickly and rolling out solutions that make the current situation better for our guests, restaurant owners and team members.

3.
Be a hard-working, good person. The idea of being a good person has come up a lot. And when we have struggled with difficult decisions, in the end it has always come down to simply doing what you would expect a good person to do.

We have been frequently communicating over the past few weeks with our guests, employees and restaurant owners and we also wanted to provide an update to our investors, suppliers and other valued partners on all of our ongoing efforts to help confront this crisis and make the best long-term decisions for our business.

The typical format to do this would be a ‘press release,’ but given the extraordinary circumstances, it felt more fitting to share with you our thoughts as a company in an open letter. Our goal is to provide a direct and candid perspective on how we have organized ourselves and our resources to work through this greatest of challenges.

I want to start by emphasizing how exceptionally proud I am of all our teams that have been working around the clock to support our guests, our restaurant owners and our team members. While the entire world is reeling from this unprecedented crisis, you should know that we are well-positioned to weather this storm, continue supporting our thousands of restaurant owners around the world and be there for our guests as they need us.

Across all three of our iconic restaurant brands, Burger King, Tim Hortons and Popeyes, we have focused on the same five priorities during this crisis:

1.	Supporting the health and well-being of hundreds of thousands of team members around the world

2.	Enhancing restaurant hygiene and safety procedures

3.	Continuing to serve our guests around the world safely and where it makes sense

4.	Supporting our restaurant owners around the world

5.	Giving back to the communities where we all live and work

Additionally, we are maintaining a strong balance sheet and thoughtfully managing our company’s liquidity so we can exit this crisis well-positioned to continue our journey of global growth with our dedicated partners around the world.

Allow me to share just some of the work our teams have been doing in each of these areas:

Supporting Restaurant Team Members

We are deeply committed to supporting our team members around the world and care greatly about their health and well-being. Each day we strive to make a difference, both through the actions we take directly with our corporate employees in our offices and restaurants, as well as through our initiatives to support all of the team members who work for our thousands of restaurant owners around the world.

At Tim Hortons in Canada, we have partnered with our restaurant owners across the country to establish a $40M (CAD) employee support fund to continue paying team members affected by COVID-19 for up to 14 days so that they can stay home without worrying about providing for themselves or their families.

Similarly, at Burger King and Popeyes in North America, we are providing paid sick leave for up to 14 days to team members in corporate-owned restaurants who have been diagnosed with COVID-19 or have been asked by the restaurant manager or a medical professional to self-isolate. We have also encouraged our restaurant owners to use this difficult time to invest in their team members for the long term and have been heartened to see so many do so.

In addition, we are paying a special bonus in April to all corporate restaurant team members in North America across our three brands to recognize their tremendous service to our guests and communities during this difficult time.

We are not stopping there, however. Since this crisis began, we have been working tirelessly with industry associations and federal and regional government officials in the United States and Canada to advocate for expanded support for all employees affected by the COVID-19 crisis.

Enhanced Hygiene and Restaurant Safety

We have deployed stringent cleaning and hygiene standards at all restaurants and have continuously enhanced them so that our restaurants are some of the safest places for guests to get food during this crisis. Some of the measures we have taken include sanitizing all high contact surfaces with increased frequency and making hand sanitizer available for team members and guests.

We have also implemented comprehensive social distancing procedures for team members and are in the process of deploying 15,000 infrared thermometers to all Burger King, Tim Hortons and Popeyes restaurants to confirm that team members are healthy as they arrive for shifts.

We have benefitted from the trusted, global expertise of our in-house Quality Assurance team, which has always provided exceptional oversight and guidance across all of our procedures as we undertake to be best-in-class in our industry on health and safety. This has never been more critical than over these past few weeks and I wanted to call out their incredible contributions.

Continuing to Serve Our Guests Around the World

In addition to the work we are doing to ensure the health, safety and well-being of our teams and guests in our restaurants, we are also working closely with government officials to keep our restaurants open. Given the unique format of quick-service restaurants and the low-touch options offered through our drive-thrus, delivery and mobile order & pay/pickup capabilities, we believe we can play a vital role in feeding Americans and Canadians and millions of others around the world as we practice ‘social distancing’ in an effort to ‘flatten the curve.’

We have expanded the availability of home delivery across all three of our restaurant brands, including through our own internal delivery channels on the Burger King and Popeyes apps in the US. In the coming weeks, we will also be rapidly scaling our delivery coverage in Canada for Tim Hortons restaurants through our partners.

At Tim Hortons we are also introducing enhanced ‘mobile pick up’ functionality on our app, and along with Popeyes and Burger King, we will soon launch safe operational procedures for ‘curbside takeout’ or ‘front door takeout.’ With this new feature, team members will walk orders out to guests who can’t access our drive-thrus, including truck drivers and guests arriving on foot.

In support of these initiatives, our in-house digital team has done great work to rapidly expand and enhance our online ordering platforms for all three brands. At the same time, our marketing teams have quickly pivoted to redirect our substantial marketing efforts to focus on the importance and safety of our mobile app, delivery and drive-thru channels, in addition to other major health and safety measures like contactless payments.

Supporting Restaurant Owners

We are one of the largest franchisors of restaurant brands in the world and we take our responsibility to ensure the financial health of our restaurant owners very seriously, particularly during difficult times. We are working closely with all our restaurant owners around the world to make sure they have access to appropriate sources of liquidity in order to sustain their businesses throughout this crisis.

In many markets around the world, including North America, we are advancing cash payments and rebates to restaurant owners so that they have this much needed cash when they need it the most-right now. In North America, this represents approximately $70M USD of available cash advances. We are continuing to look for other payments due to restaurant owners later in the year that can be advanced now. These initiatives have allowed us to unlock thousands of dollars of immediate liquidity per eligible restaurant.

For approximately 3,700 eligible locations where we have property control at Tim Hortons in Canada and Burger King in the US and Canada, we have temporarily converted our rent structure from a combination of fixed plus variable rent to 100% variable rent, which provides relief in the face of declining sales. In addition, we have deferred rent payments for up to 45 days to provide tens of millions of dollars in much-needed working capital to our systems. We are also contacting all of our landlords in North America to seek further assistance that will be passed along to our restaurant owners as we receive it.

Alongside these initiatives, we know that capital expenditures for new restaurants, remodels and significant equipment deployments often constitute the largest near-term cash outlay for our restaurant owners. Therefore, we are pausing obligations for all of these programs until we have greater visibility into the severity and duration of this crisis, which will create significant relief on our restaurant owners’ cash flow.

In an effort to provide additional support and drive further liquidity initiatives, we have established Restaurant Owner Liquidity Support Teams across all three of our brands to work one-on-one with restaurant owners and provide guidance on all the items covered above, as well as how to engage with lenders to adjust debt service schedules. We have also established teams to expedite access to recently announced emergency stimulus programs in the US and Canada, which we believe will provide significant support to our restaurant owners, the small business owners that have helped build the great brands that we own.

Supporting our Communities

Our network of franchised restaurants is unique in that it is operated by small and independent business owners around the world who are deeply involved in their communities. We and our restaurant owners are stepping up to support those communities through each of our brands during this crisis.

Burger King in the United States is offering two free King Jr. kids’ meals with the purchase of any adult meal through our app. Many guests are struggling - especially those who rely on meals for their children through schools that are currently closed - and we have already donated more than 500,000 meals in the first week of this program to address this critical issue. Details of this terrific work can be found here: Burger King.

Tim Hortons has deployed coffee trucks throughout Canada to offer free coffee and donuts to health care workers and first responders at hospitals, health care centers and COVID-19 test facilities. Dozens of Tim Hortons restaurant owners have stepped up to do the same in their communities. You can see their amazing efforts here: Tim Hortons.

Guests ordering delivery through the Popeyes mobile app can access offers for free delivery and now have the ability to donate $1 to No Kid Hungry, a charitable organization committed to ending child hunger in America. Donation will be matched by Popeyes for a limited time. More details can be found here: Popeyes

Globally, Burger King has our largest footprint with over 18,000 restaurants in more than 100 countries and U.S. territories and we are all very proud of the community contributions that our restaurant owners have made around the world.

In China, Burger King donated $1M RMB to the Red Cross to support frontline medical staff and has been providing free meal delivery to hospitals and to on-duty police officers. In Italy, one of the hardest-hit regions in the world, Burger King has donated 8 tons of food to the Red Cross and donated meals to local hospitals. Burger King restaurants in Spain, Germany, the UK, Sweden, the UAE, Qatar, Lebanon, Turkey, Iraq, Poland, the Czech Republic, Australia and Malaysia have all established programs to support and help local health professionals.

Strong Business Fundamentals

I want to wrap up with a few comments on the strength of our business fundamentals and illustrate why we believe we are particularly well-positioned to weather this crisis and come out on the other side even stronger as a company.

The QSR industry continues to serve hundreds of millions of people around the world. Across our three brands, we are offering high quality food that is reliably secure from a health standpoint and provides great everyday value to our guests. Our value proposition is clear to our guests in normal times and we believe it is especially compelling during more challenging circumstances like the ones we currently face.

On top of that, our business model has allowed us to maintain a strong balance sheet and we ended 2019 with ~$1.5 billion in cash. We have further fortified our balance sheet position by proactively drawing down our full $1 billion revolving credit facility out of an abundance of caution. As a result, we now have approximately $2.5 billion of cash on hand. This has provided us the flexibility to confidently support our restaurant owners and employees throughout this uncertain time and maintain our focus on supporting our brands for the long term by making the right decisions today.

We have also demonstrated industry leadership during this crisis in support of our restaurant owners. We have provided support that we believe puts us in the highest rank of our franchisor peer set and we will continue to assist our restaurant owners for as long as this crisis endures. The ways in which we have supported our owners - by adjusting rents where we have property control; by advancing cash payments where possible; by modifying operating hours where it makes sense - are all designed to provide flexibility to our restaurant owners within the parameters of our business model.

Before I wrap things up, I feel compelled to say that I am incredibly proud of how everyone in the extended RBI family has pulled together during these very difficult times. I have great faith and more confidence than ever in all our teams and the steps we are taking to come out of this crisis even stronger than before.

And finally, I am thankful that we are guided by such a thoughtful leadership team and business partners who have proven to be the very best of hard working, good people in all of their advice and decision making. There is undoubtedly more uncertainty and tough decisions ahead of us. And we will tackle them as a team, with a wide range of voices and perspectives that will make us stronger.

With all my best wishes and thanks,

Jose Cil